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                                                                  EXHIBIT 23.1


                      [DELOITTE & TOUCHE LLP LETTERHEAD]





INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of American International Airways, Inc. and Related Companies
Ypsilanti, Michigan

We consent to the incorporation by reference in Registration Statements 333-15667, 333-28553 and 333-23597 of Kitty Hawk, Inc. on Forms S-8 pertaining to the Kitty Hawk, Inc. Amended and Restated Annual Incentive Compensation Plan, Kitty Hawk, Inc. Amended and Restated Employee Stock Purchase Plan and Kitty Hawk, Inc. Amended and Restated Omnibus Securities Plan, respectively, of our report relating to the combined financial statements of American International Airways, Inc. and related companies (collectively the "Companies") dated October 16, 1997 (which report expressed an unqualified opinion and includes an explanatory paragraph which indicates that there are matters that raise substantial doubt about the Companies' ability to continue as a going concern) appearing in this Current Report - Form 8-K of Kitty Hawk, Inc. dated December 4, 1997.



DELOITTE & TOUCHE LLP
Ann Arbor, Michigan
December 4, 1997